Exhibit 10.1
1.0	PURPOSE

This Change in Control Policy (the “Policy”) is intended to provide eligible officers of the Company with reasonable continuing financial security in their employment and position with the Company, without distraction from uncertainties or risks regarding their employment created by the possibility of a Change in Control of the Company. This Policy sets forth the terms and conditions regarding the payment of benefits for eligible officers in connection with a potential or actual Change in Control of the Company.

2.0	APPLICABILITY

This Policy applies to such officers of the Company as the Administrator may designate to participate in the Policy from time to time in its discretion (collectively, the “Participants”). Any such designation shall be in writing. The Administrator may remove a Participant from participating in the Policy at any time by delivering written notice of such removal to the Participant, provided, however, that such removal will not be effective until the date that is one (1) year following the date on which the Administrator delivers written notice of the removal to the Participant.

3.0	ADMINISTRATION

The Policy will be administered by the Human Resources Committee of the Board of Directors (the “Committee”) unless the Board of Directors determines to administer the Policy itself (the Committee or the Board of Directors, as applicable, in its role administering the Policy is the “Administrator”). The Administrator may delegate ministerial administrative duties to one or more officers or employees of the Company.

4.0	POLICY
4.1.	Eligibility — Subject to a Participant’s employment by the Company through such time, a Participant is entitled to the benefits described in Section 4.2 hereof if such Participant’s employment with the Company terminates by reason of a Qualifying Termination. With respect to such Participant, the “Effective Date” shall mean the later of (a) the date of the Participant’s “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (the “Termination Date”), and (b) the effective date of the Change in Control.

4.2.	Benefits — With respect to a Participant meeting the eligibility criteria for severance set forth in Section 4.1 hereof, subject to Sections 4.9 and 4.10 hereof:

4.2.1	Subject to the Participant signing and not revoking, within thirty (30) days following the Termination Date, a release and covenant agreement satisfactory to the Company which may include, but is not limited to, confidentiality, non-competition, non-solicitation, and no-raid provisions for a period of twelve (12) months (a “Release”), the Company will pay to the Participant in a single lump sum cash payment within fifteen (15) days after the Effective Date, the aggregate amount of:
4.2.1.1	An amount equal to the product of (x) Participant’s Severance Multiplier, times (y) the sum of the Participant’s Base Salary plus the Participant’s Target Annual Bonus;

4.2.1.2	An amount equal to the product of (x) Participant’s Target Annual Bonus, times (y) a fraction, the numerator of which is the number of days completed in the then existing fiscal year through the Termination Date, and the denominator of which is three hundred sixty-five (365); and

4.2.1.3	An amount equal to the product of (x) the Participant’s Severance Multiplier, times (y) the annualized cost of the Company-sponsored medical, dental, and vision insurance benefits in effect as of the Effective Date for the Participant and his or her enrolled dependents, at a cost equal to 100% of the Company’s premium rate for such benefits at such time.
4.2.2	The Company will pay to the Participant in a single lump sum cash payment within fifteen (15) days after the Effective Date, an amount equal to the sum of the Participant’s earned but unpaid Base Salary, accrued but unpaid vacation pay and reasonable business expenses incurred but unpaid, in each case, through the Termination Date.

4.2.3	The Company will provide to the Participant participation in a Company paid outplacement program for up to one (1) year following the Effective Date, up to a maximum cost to the Company of $20,000. The selection of the outplacement assistance firm shall be at the discretion of the Company. The Participant may not select a cash payment in lieu of this benefit.
4.3.	Equity and Long-Term Cash Awards — Subject to Sections 4.9 and 4.10 hereof, in the event of a Change in Control, with respect to each stock option, restricted stock unit, restricted stock award, and long-term cash award (each, an “Award”) granted by the Company to the Participant under any of the Company’s equity or long-term cash award plans (each a “Long-Term Incentive Plan”)

4.3.1	Immediately prior to the consummation of the Change in Control, each Award that is not assumed or substituted with an equivalent award by the successor corporation in the Change in Control (or a parent or subsidiary of such successor corporation) shall become fully vested and, with respect to stock options, exercisable and all forfeiture restrictions on any or all of such Awards shall lapse, and any performance targets applicable to such Awards shall be treated as satisfied.

4.3.2	If the Participant’s employment with the Company terminates by reason of a Qualifying Termination, upon the Effective Date, each Award that is assumed or substituted with an equivalent award by the successor corporation in the Change in Control (or a parent or subsidiary of such successor corporation) and that generally remains outstanding following such Change in Control shall become fully vested and, with respect to stock options, exercisable and all forfeiture restrictions on any or all of such Awards shall lapse, and any performance targets applicable to such Awards shall be treated as satisfied. In addition, with respect to any such Awards that are stock options, such stock options shall remain outstanding and exercisable until the earliest to occur of: (i) later of the second anniversary of the Effective Date or such later expiration date as provided by the terms of the applicable Long-Term Incentive Plan and/or the Participant’s award agreement for such stock options, or (ii) the stated expiration of the stock option.
4.4.	Executive Physical Examination Program — Participation in the Company’s Executive Physical Examination Program will cease on the Termination Date.

4.5.	Retirement Plans — A Participant’s participation in the Company’s retirement plan(s) and deferred compensation plan(s) will cease on the Termination Date. Payment of accrued benefits and account balances in these plans will be made in accordance with the plans’ provisions and the Participant’s distribution election forms on file as of the Termination Date.
4.6.	Mitigation of Benefits — The Participant will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under this Policy. Obtaining any other employment will in no event affect any of the Company’s obligations to make payments and arrangements referenced within this Policy.

4.7.	Effect of Other Arrangements — This Policy applies to certain terminations of a Participant’s employment with the Company, either (a) within twenty-four (24)

months after the effective date of a Change in Control, (b) or during the period commencing on the execution of a letter of intent or definitive agreement that results in the consummation of a Change in Control within six (6) months after the execution of such letter or agreement and ending on the date that the Change in Control occurs. To the extent that the Participant becomes entitled to accelerated vesting, extended exercisability and/or severance payments and benefits under this Policy, as applicable, the terms and conditions of this Policy shall control such payments and/or benefits in their entirety and such payments and/or benefits shall supersede and replace any comparable accelerated vesting, exercisability and/or severance benefits, as applicable, that the Participant would otherwise be entitled to receive under the terms of any other employment, severance or similar agreements, plans or arrangements with the Company in connection with a Change in Control or any Qualifying Termination, including without limitation, under the Company’s Executive Officer Severance Policy, unless the Participant is entitled to receive greater payments and/or benefits under an applicable employment agreement, in which case the Participant may elect to receive such payments and/or benefits in lieu of the payments and/or benefits provided hereunder. No termination of a Participant’s employment shall be covered under both this Policy and the Company’s Executive Officer Severance Policy. In no event shall the provisions of this Policy result in the duplication of payments or benefits payable or provided to a Participant.

4.8.	Authority — The Administrator maintains the right to modify or terminate this Policy at any time, with or without prior notification to any Participant; provided, however, that no such modification or termination will take effect until twelve (12) months after the date of such modification or termination, unless the Administrator determines that an earlier effective date is (a) necessary or appropriate pursuant to Section 4.9 hereof or (b) will not materially reduce the benefits or potential benefits intended to be made available under the Policy to any Participant.

4.9.	Section 409A — The payments and benefits under this Policy are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. Notwithstanding any provision of this Policy to the contrary, in the event that the Company determines that any payments or benefits payable hereunder may be subject to Section 409A of the Code, the Company may adopt such amendments to this Policy or take any other actions that the Company determines are necessary or appropriate to (i) exempt such payments and benefits from Section 409A of the Code and/or preserve the intended tax treatment of such payments or benefits, or (ii) comply with the requirements of Section 409A of the

Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A of the Code.

Notwithstanding anything to the contrary in this Policy, no compensation or benefits shall be paid to the Participant during the 6-month period following the Participant’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code if the Company determines that paying such amounts at the time or times indicated in this Policy would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), the Company shall pay the Participant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such period.

4.10.	Section 280G
4.10.1	Notwithstanding anything to the contrary in this Policy, any payment or benefit received or to be received by the Participant in connection with a “change in control event” that would constitute a “parachute payment” (each within the meaning of Code Section 280G), whether payable pursuant to the terms of this Policy or any other plan, arrangements or agreement with the Company (collectively, the “Total Payments”), shall be reduced to the least extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the Net After-Tax Benefit received by the Participant as a result of such reduction will exceed the Net After-Tax Benefit that would have been received by the Participant if no such reduction was made. If excise taxes may apply to the Total Payments, the foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company The Company will direct the Accounting Firm to submit any such determinations and detailed supporting calculations to both any affected Participant and the Company within thirty (30) days after the Effective Date or such other date on which a payment becomes due.

4.10.2	If the Accounting Firm determines that a reduction in payments is required by this Section 4.10, the Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Participant that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Participant that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

4.10.3	If applicable, the Participant and the Company will each provide the Accounting Firm access to and copies of any books, records and documents in their respective possession, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.10. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 4.10 will be borne by the Company.
4.11.	Return of Payment — Notwithstanding anything to the contrary in this Policy, if the Participant receives any severance payments or other benefits under this Policy and the Company subsequently determines that the Participant had engaged in conduct which constituted Cause for the termination of his employment by the Company prior to the Termination Date, the Participant shall reimburse the Company for all payments and the value of all benefits received by the Participant which would not have been made if the Participant’s employment had been terminated by the Company for Cause with interest at the US Prime Rate as published by Bloomberg Finance L.P., compounded annually, from the date such payments or benefits were made until the date of repayment.

4.12.	Arbitration — With respect to any Participant, any controversy or claim arising out of or relating to this Policy shall be submitted to binding arbitration. By agreeing to arbitrate, the Participant agrees to waive the Participant’s right to a jury trial. The arbitration will be conducted in accordance with this Policy, the Federal Arbitration Act and the Employment Arbitration Rules of the American

Arbitration Association, as in effect at the time of any arbitration pursuant to this Policy (the “AAA Rules”). In the event of a conflict, the provisions of the AAA Rules will control, except where those AAA Rules conflict with this Policy, in which case this Policy will control. The arbitration shall be conducted before a single neutral arbitrator, regardless of the size of the dispute, to be selected as provided in the AAA Rules. The arbitration shall be commenced and held in Orange County, California. Any issue concerning the location of the arbitration, the extent to which any dispute is subject to arbitration, the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, and any discovery disputes, shall be resolved by the arbitrator. No potential arbitrator may serve on the panel unless he or she has agreed in writing to be bound by these procedures. To the extent state law is applicable, the arbitrator shall apply the law of California. Each party will, upon the written request of the other party, promptly provide the other with copies of all documents on which the producing party may rely in support of or in opposition to any claim or defense and a report of any expert whom the producing party may call as a witness in the arbitration hearing. Additional discovery shall be conducted as permitted by the AAA Rules or as may be ordered by the arbitrator upon a showing of good cause. All aspects of the arbitration shall be treated as confidential and neither the parties nor the arbitrator may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements, or to enforce any ruling or award. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests. The parties shall share all fees and costs payable to the arbitrator or AAA equally, except that the Company will pay all fees and costs that are unique to arbitration and/or in excess of the costs that would be incurred if the action were filed in a court of competent jurisdiction. All attorneys’ fees, witness fees and other costs shall be paid by the party that incurs those costs and expenses, except to the extent that a party is entitled to recover those costs or expenses under applicable law. The result of the arbitration shall be rendered in writing and shall be binding on the parties and judgment on the arbitrators’ award may be entered in any court having jurisdiction.
5.0	RESPONSIBILITIES

6.0	PROCEDURES

7.0	RELATED DOCUMENTS

8.0	DEFINITIONS

For purposes of this Policy, the following terms will have the meanings set forth below:
8.1.	“Base Salary” means, as of the Effective Date, the fixed annual cash compensation that is generally paid in substantially equal periodic payments over the course of the 12-month period approximating the calendar year.

8.2.	“Cause” means the occurrence of any one or more of the following:
8.2.1	any willful, material violation by the Participant of any law or regulation applicable to the business of the Company, the Participant’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud,

8.2.2	any material breach by the Participant of any provision of any agreement or understanding between the Company and the Participant regarding the terms of the Participant’s service as an employee, officer, director or consultant to the Company, including without limitation, the willful and continued failure or refusal of the Participant to perform the material duties required of such Participant as an employee, officer, director or consultant of the Company, other than as a result of having a disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company and the Participant,

8.2.3	Participant’s willful disregard of the policies of the Company so as to cause loss, damage or injury to the property, reputation or employees of the Company,

8.2.4	failure by Participant to substantially perform, or gross negligence in the performance of Participant’s duties after there has been delivered to Participant written demand for performance which describes the specific deficiencies in Participant’s performance and the specific manner in which performance must be improved, and which provides 30 days from the date of notice to remedy performance deficiencies subject to remedy; or

8.2.5	any other misconduct by the Participant which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.
8.3.	“Change In Control” means the occurrence of any one of the following events:
8.3.1	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) becomes the

“beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Ingram Micro Inc. representing 35% or more of the total voting power represented by Ingram Micro Inc.’s then-outstanding voting securities;

8.3.2	the consummation of the sale or disposition by Ingram Micro Inc. of all or substantially all of Ingram Micro Inc.’s assets;

8.3.3	the consummation of a merger or consolidation of Ingram Micro Inc. with any other corporation, other than a merger or consolidation which would result in the voting securities of Ingram Micro Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Ingram Micro Inc. or such surviving entity or its parent outstanding immediately after such merger or consolidation or

8.3.4	any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of Ingram Micro Inc. give up all of their equity interest in Ingram Micro Inc. (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of Ingram Micro Inc.).
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any benefit payable under this Policy which provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in this Section 8.3, with respect to such benefit shall only constitute a Change in Control for purposes of the payment timing of such benefit if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

8.4.	“Company” means Ingram Micro Inc., a Delaware corporation, and its wholly owned subsidiaries and affiliates. Company also means Ingram Micro Inc.’s predecessor companies and their wholly-owned subsidiaries and affiliates.

8.5.	“Good Reason” means a
8.5.1	a material diminution in the Participant’s authority, duties and responsibilities,

8.5.2	a material diminution in the Participant’s annual base salary or Participant’s aggregate incentive compensation opportunities (unless balanced by an increase in base salary),

8.5.3	any action or inaction that constitutes a material breach by the Company of this Policy with respect to the Participant; or

8.5.4	a material change by the Company in the geographic location of the Participant’s principal place of employment (defined for this purpose to mean a change in which the Participant’s place of employment is more than fifty (50) miles from the Participant’s place of employment immediately prior to the Change in Control, provided that such change results in an increase in the distance from the Participant’s principal residence immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations immediately prior to the Change in Control);
provided, however, Good Reason shall not exist unless and until the Participant satisfies the notice and cure period provisions set forth below. The Participant must provide a notice of termination to the Company within ninety (90) days of the initial existence of the condition, event or circumstance that constitutes Good Reason. Upon receipt of such notice, the Company shall have thirty (30) days during which it may remedy the condition, event or circumstance that constitutes Good Reason, and if not so cured, the Participant shall terminate his or her employment with the Company upon the expiration of the Company’s period to remedy the condition, event or circumstance that constitutes Good Reason. If the Company remedies such condition, event or circumstance, then the Participant shall not be entitled to terminate employment with the Company for Good Reason.

8.6.	“Net After-Tax Benefit” means (i) the Total Payments that the Participant becomes entitled to receive from the Company which would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable with respect to the Total Payments, calculated at the maximum applicable marginal income tax rate, less (iii) the amount of excise taxes imposed with respect to the Total Payments under Section 4999 of the Code.

8.7.	“Qualifying Termination” means a termination of a Participant’s employment with the Company by the Company without Cause or by the Participant for Good

Reason, either (a) within twenty-four (24) months after the effective date of a Change in Control, (b) or during the period commencing on the execution of a letter of intent or definitive agreement (an “Agreement”) that results in the consummation of a Change in Control within six (6) months after the execution of such Agreement and ending on the date that the Change in Control occurs.

8.8.	“Severance Multiplier” means
8.8.1	two (2), with respect to the Chief Executive Officer, and

8.8.2	one and one half (1.5), with respect to all Participants other than the Chief Executive Officer.
8.9.	“Target Annual Bonus” means the Participant’s annual base salary in effect on the Effective Date multiplied by the incentive award percentage applicable to such Participant’s salary grade or position as specified in the Company’s annual Executive Incentive Award Plan in effect for the fiscal year in which the Effective Date occurs.
9.0	REVISION HISTORY
9.1.	Adopted September 7, 2010

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